Exhibit 99.1

                                  I-trax, Inc.
                            Investor Conference Call
                             April 22, 2003, 2pm EST

JANICE MACKENZIE:

Good afternoon and welcome to I-trax's 2002 year-end results conference call.

My name is Janice MacKenzie and I am Vice President of Marketing and Public Relations for I-trax.

With us on the call this afternoon will be Frank A. Martin, our Chairman and CEO and Anthony Tomaro, our Chief Financial Officer.

As we indicated in our press release announcing this call, we will be addressing all questions sent to us by email, and if time permits, we will open the line for questions at the end of this presentation.

o Before I turn the call over to Mr. Martin, let me advise you that this conference will contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

o The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

o Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ, possibly materially, from what we now anticipate.

o We have outlined the risks about our business in sections titled "Risk Factors" and "Managements Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-KSB.

o These reports are on file with the Securities and Exchange Commission and they should be reviewed with great care because all forward-looking statements that we make during this conference call or otherwise should be interpreted in the light of the risks described in those reports.

o I-trax is not under any obligation to update the guidance or any other statements discussed on this conference call, and investors should not assume that the company would update any of these statements.

With this cautionary message made, it is my pleasure to turn the presentation over to Frank Martin, Chairman and Chief Executive Officer of I-trax.

FRANK A. MARTIN:

Good afternoon. I want to thank you on behalf of the Company for taking the time to join us on this call today.

[Explanation for delay in getting out year-end information - announcement of release of our first quarter results during the first week of May.]

It has been a very successful year both for the population health management industry in general, and for I-trax in particular. With healthcare demand outpacing available resources, payors and employers are increasingly seeking solutions like ours. We have, and will continue to be, well situated to take advantage of the opportunities to provide tools that ensure high quality healthcare while reducing healthcare costs. Simply put, we provide a product that is in great demand. We would not, however, have achieved our success without the expertise and dedication of our employees, and I want to recognize them for their hard work and long hours in helping us fulfill our mission.


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During today's call I will:

     o Lead with an overview of the results for the year and for the last quarter of 2002
     o I will then focus on the significant progress we have made in our sales efforts and its impact on revenue, new business and backlog of new business
     o I will then discuss the financial aspects of these results and finally I will cover amendments to our quarterly reports for the first three quarters of 2002, which re-characterized certain 2002 expenses but did not have a material impact on results for that year.

In each of these areas, to the extent applicable, I will also describe the progress that we made since December 31, 2002 and up to the present time.

As you may recall, we have previously issued guidance of $8 million in revenue for 2003. While we are not increasing our guidance for 2003 of $8 million, later in the call we will review several potential opportunities, which if they materialize, could significantly increase our projected revenue and income for this year.

Let's begin by reviewing the results for the year ended December 31, 2002. Our revenue increased from $613,000 for 2001 to $3,931,000, a jump of over 500%. Our net loss for the period decreased significantly.

Further, in 2002, preventive and care services revenue was approximately $1,700,000 and our technology revenue was approximately $2,300,000.

In the fourth quarter alone, we generated revenue of $2,155,000 as compared to $25,000 for the same period last year, an increase of over 8,000 percent. We have also reduced our losses comparatively. Most importantly, we generated a positive EBITDA of approximately $50,000 during this period. We anticipate a continuation and expansion of positive EBITDA during the upcoming quarters.

To remind participants, EBITDA is earnings before interest, taxes, depreciation and amortization. So in the 4th quarter, we had an interest expense of approximately $330,000, no taxes and depreciation and amortization expense of roughly $850,000. We also had an impairment charge related to intangible assets of approximately $1.7 million. EBITDA excludes the expenses. We believe that EBITDA is a good measure for us because the majority of our interest, depreciation and amortization expenses were non-cash items. So we highlight EBITDA as an indication of the strength of our operations.

We continue to demonstrate client growth at an ever-accelerating rate. Our client roster increased from 33 at the end of 2001 to 57 at the close of last year. 17 new clients were added during the fourth quarter alone, and we have added 8 new clients since the end of the year to form our current client list of 65.

We estimate that our current contract backlog, which we define as executed contracts that have not yet begun to generate revenue, is approximately $16 million. Because most of our agreements have a term of three years, we expect to recognize revenue from these contracts through 2006. We also expect to start performing under the majority of these contracts beginning in the 3rd quarter of 2003.

One of the most significant events for the company in 2002 was the addition of John Palumbo as I-trax's President. John would have joined us for the call today but had a previously scheduled client appointment. In addition to his day-to-day operational responsibilities, John has direct responsibility for the sales and business development team. He has implemented a proven sales management process that he used as Senior Vice President for a $500 million worldwide business unit for Siemens. This new process has helped us to develop meaningful accountability in the building of our sales pipeline.

Under this system, prospective sales contracts are arranged in ascending order of probability for closing, in categories from one through seven.

Level one means that the sales rep is working with the customer, reporting to sales management during bi-weekly sales call.

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Level two means management and sales rep have qualified the prospect, they proceed with an Operation Review Session or proposal.

Level three means operation review session occurs to determine whether further resources should be applied to pursuing this prospect.

Level four means that a proposal, RFP or contract has been delivered.

Level five means we have the 1st level of commitment from the client, contract negotiations have begun and/or we have been named vendor of choice, but there is not yet a commitment to date or money.

Level six means there has been a commitment of date and money.

Level seven means that the contract has been signed.

Having said all of that, we currently enjoy a quality pipeline, which we define as prospects in Level four and higher, of approximately $23 million. Again, this means that we have submitted proposals to interested clients representing what we are now estimating is $23 million in new business. To be clear, this is in addition to our contract backlog. And again, I should note that this number is based on management's good faith estimates. For purposes of our 2003 guidance, which as I stated was $8 million, we have assumed conservatively that we will convert into our contract backlog only a very small portion of this quality pipeline. Rather, we are estimating that to the extent that we are successful in winning the business on our quality pipeline, we will implement these contracts over the next two to three years.

It is important to emphasize that the concept of population/disease management is relatively new. Reliable cost saving outcomes are just becoming available. Consequently, some of the contracts we have obtained from our 65 clients are small, pilot studies.

As we convert some of these pilot projects into full-blown programs, we expect to drive our growth beyond our current guidance level.

Also, we have been achieving significant cost savings for our clients, in some cases as high as 4 times the return on investment. As a result, we are beginning to see a number of our existing clients give us additional business or contract extensions. This trend has not been fully factored into our current guidance.

As many of you know, this industry is growing rapidly and there are several very large population health management and/or disease management proposals out for bid. We are at this time too small to pursue these proposals on our own. We are, however, pursuing these business opportunities in conjunction with several major companies. It is difficult to tell now how these potential transactions will work out. And these are not in our quality pipeline. However, we are working with very strong candidates and, in the event our partners succeed in securing one of these contracts, this will have a material impact on our overall results.

The additional good news is that we are in position to handle a good portion of new business from our contract backlog and quality pipeline without a proportional increase to our infrastructure, so as we ramp up new contracts, we will see a direct impact on our bottom line.

Now, I would like to discuss the underlying reasons for the re-statement of our financial results for the first three quarters of 2002.

As you may have seen in our press release of April 16, 2003, in conjunction with our completed audit for 2002, we amended our previously filed reports for the first, second and third quarters of 2002.

We did this to re-characterize certain expenses, which were incurred in 2002. We had a reduction of interest expenses of approximately $850,000 in the first three quarters of 2002 associated with the beneficial conversion feature of the Palladin investment. In addition, we also had a re-characterization of options granted to a former employee resulting in a charge of roughly $190,000. The net effect of these changes is that for the first three quarters

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of 2002 we had a reduction in expenses of approximately $660,000. We are in the process of filing these amended statements, which we expect to be completed by tomorrow, Wednesday, April 23.

It is important to note that while this reclassification reduced interest expenses, it did not materially affect our overall results of operations.

I believe it is also significant that we achieved our first positive EBITDA of $50,000 in the 4th quarter of 2002. We anticipate increasingly positive EBITDA in the future and although we are currently running at a small cash burn rate of approximately $300,000 per month, we expect to achieve positive cash flow by the third quarter of this year.

I will now address the questions sent to us by email.

(Read questions and answers)

IF TIME ALLOWS:

I will now open the session to any questions you may have.

AT END:

An encore recording of this call will available for replay two after this call's completion by dialing 800-642-1687 and referencing the conference ID# of 9828651. I thank you for all of your support and for spending this time with us today.